Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2012 Results

NEW YORK, July 19, 2012 — Travelzoo Inc. (NASDAQ: TZOO):

Second Quarter 2012 Financial Highlights:

•	Revenue of $39.4 million, up 5% year-over-year

•	Operating Income of $10.4 million, up 36% year-over-year

•	Net income of $7.3 million, up 48% year-over-year

•	Earnings per share of $0.45, compared to $0.30 in the prior-year period

•	Cash flow from operations of $7.1 million

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2012, with revenue of $39.4 million, an increase of 5% year-over-year. Operating income was $10.4 million, up 36% year-over-year. Net income was $7.3 million, with earnings per share of $0.45, up from $0.30 in the prior-year period.

“Our strategy of publishing high-quality deals, combined with efficient execution, has led to record operating profits in Europe and North America and an overall operating margin of 26%, the highest since 2007,” said Chris Loughlin, chief executive officer of Travelzoo. “We now intend to reaccelerate growth by investing more significantly into growing our audience, expanding our mobile offerings, and continuing our sales force ramp.”

North America

North America business segment revenue grew 4% year-over-year to $28.7 million. Operating income for the second quarter was $7.8 million, or 27% of revenue, up from $6.5 million, or 24% of revenue, in the prior-year period.

Europe

Europe business segment revenue grew 7% year-over-year to $10.6 million. In local currency terms, revenue for the second quarter grew 10% year-over-year. Operating income for the second quarter was $2.5 million, compared to an operating profit of $1.1 million in the prior-year period.

Subscribers

Travelzoo had a total unduplicated number of subscribers in North America and Europe of 22.1 million as of June 30, 2012, up 6% from June 30, 2011. In North America, total unduplicated number of subscribers was 15.9 million as of June 30, 2012, up 4% from June 30, 2011. In Europe, total unduplicated number of subscribers was 6.1 million as of June 30, 2012, up 12% from June 30, 2011.

Income Taxes

Income tax expense was $3.1 million, compared to $2.8 million in the prior-year period. The effective income tax rate was 30%, down from 36% in the prior-year period.

Asset Management

During the second quarter 2012, Travelzoo generated $7.1 million of cash from operating activities. Accounts receivable decreased by $700,000 over the prior-year period to $15.2 million. Accounts payable increased by $6.5 million over the prior-year period to $22.1 million. Capital expenditures were $595,000, up from $356,000 in the prior-year period. Travelzoo exited the second quarter with $54.2 million in cash and cash equivalents.

Conference Call

Travelzoo will host a conference call to discuss first quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo

Travelzoo Inc. is a global Internet media company. With more than 25 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$39,360	$37,565	$78,693	$74,525
Cost of revenues	3,630	2,940	7,683	5,382

Gross profit	35,730	34,625	71,010	69,143

Operating expenses:
Sales and marketing	16,061	18,702	32,326	34,833
General and administrative	9,303	8,295	18,747	16,689
Unexchanged merger shares	—	—	3,000	20,000

Total operating expenses	25,364	26,997	54,073	71,522

Operating income (loss)	10,366	7,628	16,937	(2,379)

Other income (expense)	(16)	42	83	104

Income (loss) before income taxes	10,350	7,670	17,020	(2,275)

Income taxes	3,090	2,752	6,012	6,762

Net income (loss)	$7,260	$4,918	$11,008	$(9,037)

Net income (loss) per share:

Basic	$0.45	$0.30	$0.69	$(0.55)

Diluted	$0.45	$0.30	$0.69	$(0.55)

Weighted Average Shares:
Basic	15,962	16,462	15,962	16,456
Diluted	16,006	16,585	16,012	16,456

Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$54,161	$38,744
Accounts receivable, net	15,236	13,340
Income taxes receivable	2,493	3,625
Deposits	376	278
Prepaid expenses and other current assets	2,601	2,123
Deferred tax assets	1,755	1,754

Total current assets	76,622	59,864
Deposits, less current portion	1,038	776
Deferred tax assets, less current portion	344	344
Restricted cash	3,045	3,103
Property and equipment, net	3,711	3,557
Intangible assets, net	528	704

Total assets	$85,288	$68,348

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,129	$21,731
Accrued expenses	11,606	6,311
Deferred revenue	2,108	2,168
Deferred rent	217	114
Income tax payable	—	279

Total current liabilities	36,060	30,603
Long-term tax liabilities	2,001	2,225
Deferred rent, less current portion	929	761

Total liabilities	38,990	33,589

Common stock	164	164
Treasury stock	—	(15,123)
Additional paid-in capital	8,249	7,656
Accumulated other comprehensive loss	(1,484)	(1,422)
Retained earnings	39,369	43,484

Total stockholders’ equity	46,298	34,759

Total liabilities and stockholders’ equity	$85,288	$68,348

Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$7,260	$4,918	$11,008	$(9,037)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	599	666	1,225	1,309
Deferred income taxes	—	74	—	160
Stock-based compensation	307	187	593	375
Provision for losses on accounts receivable	91	24	199	43
Tax benefit from exercise of stock options	—	—	—	(268)
Net foreign currency effects	75	1	40	(29)
Changes in operating assets and liabilities:
Accounts receivable	(851)	462	(2,122)	(2,456)
Deposits	(232)	(99)	(364)	(660)
Income tax receivable	285	(2,654)	1,130	(2,390)
Prepaid expenses and other current assets	215	(309)	(79)	(117)
Accounts payable	48	2,164	508	5,600
Accrued expenses	(317)	(16,248)	5,302	7,185
Deferred revenue	(194)	78	(60)	98
Deferred rent	41	82	(34)	95
Income tax payable	1	(607)	(283)	(519)
Other non-current liabilities	(276)	14	(224)	29

Net cash provided by (used in) operating activities	7,052	(11,247)	16,839	(582)

Cash flows from investing activities:
Purchases of property and equipment	(595)	(356)	(1,272)	(1,056)

Net cash used in investing activities	(595)	(356)	(1,272)	(1,056)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	—	—	40
Tax benefit of stock option exercises	—	—	—	268

Net cash provided by financing activities	—	—	—	308

Effect of exchange rate on cash and cash equivalents	(855)	(9)	(150)	232

Net increase (decrease) in cash and cash equivalents	5,602	(11,612)	15,417	(1,098)
Cash and cash equivalents at beginning of period	48,559	51,698	38,744	41,184

Cash and cash equivalents at end of period	$54,161	$40,086	$54,161	$40,086

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	3,082	5,918	5,391	9,476

Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended June 30, 2012	North America	Europe	Elimination	Consolidated

Revenue from unaffiliated customers	$28,712	$10,648	$—	$39,360
Intersegment revenue	205	21	(226)	—

Total net revenues	28,917	10,669	(226)	39,360

Operating income	$7,831	$2,535	$—	$10,366

Three months ended June 30, 2011	North America	Europe	Elimination	Consolidated

Revenue from unaffiliated customers	$27,588	$9,977	$—	$37,565
Intersegment revenue	112	57	(169)	—

Total net revenues	27,700	10,034	(169)	37,565

Operating income	$6,543	$1,086	$—	$7,629

Six months ended June 30, 2012	North America	Europe	Elimination and Other (a)	Consolidated

Revenue from unaffiliated customers	$57,268	$21,425	$—	$78,693
Intersegment revenue	470	31	(501)	—

Total net revenues	57,738	21,456	(501)	78,693

Operating income	$14,972	$4,965	$(3,000)	$16,937

Six months ended June 30, 2011	North America	Europe	Elimination and Other (a)	Consolidated

Revenue from unaffiliated customers	$55,105	$19,420	$—	$74,525
Intersegment revenue	213	61	(274)	—

Total net revenues	55,318	19,481	(274)	74,525

Operating income (loss)	$15,794	$1,827	$(20,000)	$(2,379)

(a)	Includes a charge related to unexchanged shares for the six months ended June 30, 2012 and June 30, 2011.